Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the News Corporation 2004 Stock Option Plan, News Corporation 2004 Replacement Stock Option Plan of our report dated February 23, 2004 (except for items c, d, e of Note 19, as to which the date is March 2, 2004), with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. included in the News Corporation’s Annual Report (Form 8-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

November 23, 2004